Employment Agreement
This Employment Agreement is made and entered into effective September 12, 2014 (the "Effective Date"), by and among Trinity Capital Corporation, a New Mexico Corporation ("Trinity") and its subsidiary Los Alamos National Bank, a national banking association with its main office located in Los Alamos, New Mexico (collectively referred to herein as the "Company"), and Anne Kain ("Employee").  As used in this Agreement, capitalized terms have the meanings set forth in Section 19.
Recitals
A.            Trinity and the Bank desire to employ Employee as Interim Chief Financial Officer, and Employee desires to be employed by the Company, on the terms and conditions set forth herein.
B.            The Parties have made commitments to each other on a variety of important issues concerning terms of employment, including the compensation Employee will be paid.
C.            The Parties desire to enter into this Agreement as of the Effective Date and to have this Agreement supersede all agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.

Agreement
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.            Term.
(a)            Limited Term Engagement. Employee is employed in an Interim position. The Term of the position shall extend from the Effective Date of this Agreement and will terminate upon the commencement of employment by an individual as Chief Financial Officer, following that individual's approval by the Office of the Comptroller of the Currency and/or the Federal Reserve Bank pursuant to 12 U.S.C. 1831i.
(b)            At Will Employment.  Employee is employed as an "at will" employee and employment may be terminated by either party at any time without notice. Nothing in this agreement constitutes a guarantee of permanent or continued employment.

2.            Duties.
(a)            Employee shall devote Employee's full business time, energy, and talent to serving as Interim Chief Financial Officer, subject to the direction of the Chief Executive Officer and the Board of Directors.
(b)            Employee shall have the duties that are commensurate with Employee's positions and any other duties consistent therewith that may be assigned to Employee by the Chief Executive Officer and Employee shall perform all such duties faithfully and efficiently.  Employee shall have such powers as are inherent to the undertakings applicable to Employee's positions and necessary to carry out the duties required of Employee hereunder.
(c)            Notwithstanding the foregoing provisions of this Section 2, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Chief Executive Officer, inhibit, prohibit, interfere with, or conflict with Employee's duties under this Agreement or conflict in any material way with the business of the Bank or any Affiliate; provided, however, that Employee shall not serve on the board of directors of any business or hold any other position with any business without receiving the prior written consent of the Chief Executive Officer.

3.            Compensation and Benefits.  While Employee is employed by the Bank, she shall be compensated for her services as follows:
(a)Employee shall receive the current base salary of $ payable in accordance with the normal payroll practices of the Bank then in effect.  Employee is eligible for merit increases.
(b)   Employee shall receive a lump sum bonus equal to the differential between the current base salary in Section 3(a) above and $190,000.00 for the period of time in which Employee performs as Interim Chief Financial Officer payable as provided below. This performance bonus is contingent upon Employee remaining in service with the Company for not less than sixty (60) days following the commencement of employment by an individual as a permanent Chief Financial Officer (the "Transition Period"), regardless of whether Employee is appointed to the position in a permanent capacity or another candidate is selected.  Notwithstanding the foregoing provisions of this Section 3(b):
(i)          Employee shall be eligible to receive the accrued lump sum bonus if she is terminated, other than Termination For Cause, by the Company prior to or during the Transition Period;
(ii)         Employee shall be eligible to receive the accrued lump sum bonus upon the earlier of (i) performing as Interim Chief Financial Officer for a period of six (6) months following the Effective Date and each six (6) months thereafter during the term of this Agreement, regardless of whether a permanent Chief Financial Officer has commenced employment as of such date (the "Interim Periods"); or (ii) sixty (60) days following the commencement of employment by an individual as a permanent Chief Financial Officer; and
(iii)        In the event that Employee receives a lump sum payment under this Section 3(b) and does not comply with the requirement to remain in service with the Company during the Transition Period, Employee agrees to repay within thirty (30) days of termination the lump sum received during the Interim Periods;
(iv) If Employee is eligible for payment of the lump sum bonus pursuant to this Section, it shall be payable as soon as practicable after the end of the Transition Period or each six month period following the Effective Date, but in all events by March 15 of the year following the year in which the Transition Period  ends.
 (c)Employee shall be eligible to receive performance bonuses at the sole discretion of the Chief Executive Officer and the Board of Directors. The parties agree to the following initial performance incentives:
(i)	Payment of a bonus in the amount of $7,500 upon completion and filing of the Form 10-K for 2013;
(ii)
Payment of a bonus in the amount of $7,500 upon completion and filing of the Form 10-Qs for the quarters-ended March 31, 2014, June 30, 2014, and September 30, 2014 and the Form 10-K for 2014 in accordance with an plan approved by the Chief Executive Officer and Audit Committee Chair;

(iii)
Payment of a bonus in the amount of $5,000 upon successful completion and approval by the Board of Directors of a 2015 budget, Interest Rate Risk Plan and Capital and Strategic Plans in accordance with a plan approved by the Chief Executive Officer and Audit Committee Chair.

(d)            Employee shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Bank as may be in effect from time to time with respect to employees of the Bank, on as favorable a basis as other similarly situated and performing employees.
(e)            Employee and Employee's dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Bank as may be in effect from time to time with respect to employees of the Bank, on as favorable a basis as other similarly situated and performing employees.
(f)            Employee shall be entitled to accrue paid vacation days and holidays in accordance with and subject to the Bank's paid time off programs and policies as may be in effect from time to time.

4.Rights upon Termination.  This Agreement and Employee's employment under this Agreement may be terminated for any reasons or no reason at any time. Upon termination, Employee shall be entitled to the Minimum Benefits, in addition to any other benefits to which Employee may be entitled under the express terms of any employee benefit plan or as required by law.  Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Employee to be treated as employed by the Bank or any Affiliate following termination for purposes of any plan, program, or arrangement.
(a)Benefits.
(i)
Employee's rights following termination with respect to any benefits, incentives, or awards provided to Employee pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Bank or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)	Except as specifically provided herein, the Bank and its Affiliates shall have no further obligations to Employee under this Agreement following termination.
(b)Regulatory Suspension and Termination.
(i)
If Employee is suspended or temporarily prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Bank and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Bank may in its discretion (A) pay Employee all or part of the compensation withheld while its and the Affiliates' obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and the Affiliates' obligations that were suspended, all in accordance with Code Section 409A.

(ii)
If Employee is removed or permanently prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Bank and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4 shall not affect any vested rights of the Parties.

(iii)
If the Bank is in default as defined in Section 3(x) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the date of default, provided that this Section 4 shall not affect any vested rights of the Parties.

(iv)
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or when the Bank is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4 shall not affect any vested rights of the Parties.

(v)	Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.
(c)Clawback.  Notwithstanding any provision of this Agreement to the contrary, Employee covenants and agrees that the Bank and its successors and assigns shall have the right to demand the return of any "golden parachute payments" (as defined in 12 C.F.R. Part 359) in the event that information is obtained indicating that the Employee committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4) or any Severance Restriction applies.  Employee shall repay to the Bank the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Employee's receipt of a written notice from the Bank indicating that payments received by Employee under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions and/or the terms of this paragraph.
5.Restrictive Covenants.  Employee acknowledges that Employee has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Bank (including the Confidential Information), which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Bank and the ability of the Bank to continue its business.  Employee further acknowledges that, during the course of Employee's employment with the Bank, Employee may produce and have access to Confidential Information.
(a)Confidential Information.  During the course of Employee's employment and following termination:
(i)Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Bank, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Employee of Employee's duties to the Bank.
(ii)If Employee receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Bank or its Affiliates, or Employee's activities in connection with the business of the Bank or its Affiliates, Employee shall immediately notify the Bank of such subpoena, court order, or other requirement and deliver forthwith to the Bank a copy thereof and any attachments and non-privileged correspondence related thereto.
(iii)Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.
(iv)Employee shall abide by the Bank's policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank and its Affiliates.  In this regard, Employee shall not directly or indirectly render services to any person or entity where Employee's service would involve the use or disclosure of Confidential Information.
(v)Employee shall not use any Confidential Information to guide Employee in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Employee did not violate any terms set forth in this Agreement.
(b)Documents and Property.
(i)
All records, files, documents, and other materials or copies thereof relating to the business of the Bank or its Affiliates that Employee prepares, receives, or uses, shall be and remain the sole property of the Bank and, other than in connection with the performance by Employee of Employee's duties to the Bank, shall not be removed from the premises of the Bank or its Affiliates without the Bank's prior written consent, and shall be immediately returned to the Bank upon termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii)
Employee acknowledges that Employee's access to and permission to use the Bank's and its Affiliates' computer systems, networks, and equipment, and all the Bank and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Bank and reasonable personal use in accordance with the Bank's applicable policies and procedures.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section 5 extend to any personal computers or other electronic devices of Employee that are used for business purposes relating to the Bank or its Affiliates.  Employee shall not transfer any Bank or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Bank or an Affiliate.  Upon termination, Employee's authorization to access and permission to use the Bank's and its Affiliates' computer systems, networks, and equipment, and any Bank and Affiliate information contained therein, shall cease, and Employee shall provide a copy of all such information to the Bank and delete any Bank and Affiliate information from Employee's personal computer or other electronic device.

(c)            Works Made for Hire; Ownership of Bank Work Product.
(i)
The Parties understand and agree that all work prepared by Employee for the Bank or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Employee shall, and does, assign to the Bank all of Employee's right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Employee waives and releases all moral rights in any of the works as Employee may possess by virtue of the Visual Artist's Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Employee shall not assert any claim based upon such moral rights against the Bank, the Affiliates, or any of their respective successors in interest or assigns.  Employee shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Bank or its Affiliates from the commercialization in any manner of the work.

(ii)
Employee hereby assigns to the Bank any right, title, and interest in and to all Bank Work Product that Employee may have, by law or equity, without additional consideration of any kind whatsoever from the Bank or its Affiliates.

(iii)
Employee shall execute and deliver any instruments or documents and do all further acts requested by the Bank (both before and after a Termination) in order to vest more fully in the Bank or its Affiliates all ownership rights in the Bank Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv)
The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Bank Work Product, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to the Confidential Information and Bank Work Product, and shall not contest, challenge or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of the Confidential Information and Bank Work Product, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.

(v)
To the extent required by applicable state statute, this Section 5(c) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Bank or its Affiliates was used and that was developed entirely on Employee's own time, unless the invention (i) relates to the business of the Bank or an Affiliate or to the Bank's or an Affiliate's actual or demonstrably anticipated research or development or (ii) results from any work performed by Employee for the Bank or an Affiliate.

(d)            Consent and Release.  From time to time, the Bank's locations may be the subject of a Promotional Work.  Employee acknowledges that Employee is aware that Employee's name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Bank may use Employee's name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Bank's products and services, and, at all times, the Bank, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Employee's name, image, or likeness.  Employee, Employee's heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Bank, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Bank's or its Affiliates' use of a Promotional Work that includes Employee's name, image, or likeness.

(e)            Online Medium.
(i)
Employee shall not create or otherwise establish any Online Medium without the Bank's prior written consent.  Notwithstanding the foregoing, if Employee creates an Online Medium without such prior written consent, Employee shall, and hereby does (A) assign to the Bank any right, title, and interest Employee may have in and to the Online Medium and (B) transfer to the Bank all primary administrative rights to the Online Medium, including all codes and passwords.  If the Bank has approved the content of any material to be posted or otherwise used online and obtained primary administrative rights to the Online Medium, then the Bank may, at its sole and absolute discretion, provide Employee with subordinate administrative access to, and guidelines for, Employee's use of such Online Medium in connection with Employee's duties under this Agreement.  Employee has no right, title, or interest to any material or other information on any Online Medium including all "fans," "followers," "friends," and "contacts" associated therewith that mentions, uses, or refers in any way to Bank Proprietary and Intellectual Property, Bank Work Product, or Confidential Information, which shall remain the sole and exclusive property of the Bank, even if such Online Medium is established by Employee or otherwise held in the name of Employee.  Upon a Termination, the Bank will remove Employee's administrative access to the Online Medium.

(ii)
Employee shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Bank (both before and after a Termination) in order to vest more fully in the Bank or its Affiliates all ownership rights in the Online Medium (including obtaining any available intellectual property or similar protection therefore in the United States and foreign countries).

(iii)
The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Online Medium, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to the Online Medium, and shall not contest, challenge, or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of the Online Medium, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.

(f)            Bank Proprietary and Intellectual Property.  The Bank or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Bank Proprietary and Intellectual Property, and the Bank or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Bank's or its Affiliates' exclusive right, title, and interest in and to Bank Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Bank's or its Affiliates' ownership of or the validity of Bank Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Bank or its Affiliates therein, or which, directly or indirectly, may impair any part of the Bank's or its Affiliates' right, title, and interest therein.  Employee shall not use or otherwise exploit any of Bank Proprietary and Intellectual Property in any manner not authorized by the Bank.

(g)            Remedies for Breach of Restrictive Covenant.
(i)
Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 5 are reasonable with respect to their duration and scope.

(ii)
Employee acknowledges that (A) the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of the Bank, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Bank and such interests, and (D) such restrictions were a material inducement to the Bank to employ Employee and to enter into this Agreement.

(iii)	Employee must, and the Bank may, communicate the existence and terms of this Agreement to any third party with whom Employee may seek or obtain future employment or other similar arrangement.
(iv)
In the event of any violation or threatened violation of the restrictions contained in this Section 5, the Bank, in addition to and not in limitation of, any other rights, remedies, or damages available to the Bank under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee, as the case may be, without any requirement that the Bank post bond.

(v)
If Employee violates the Restrictive Covenant and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Employee.

(h)            Other Agreements.  In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 5, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

6.Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the "Legal Matters") involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the "Disputing Parties" and, individually, each a "Disputing Party"), Employee shall make herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested.  The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee's business and personal affairs.  The Company shall reimburse all reasonable expenses permitted by applicable law, statute and regulation incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.
7.Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Bank, to the principal headquarters of the Bank, attention: General Counsel; and if to Employee, to Employee's most recent address in the Bank's records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
8.Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New Mexico, without regard to principles of conflict of laws (whether in the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.
9.Choice of Venue and Consent to Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the First Judicial District Court for the State of New Mexico, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court for the District of New Mexico, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.
10.Service of Process.  Each Party may be served with process in any manner permitted under State of New Mexico law, or by United States registered or certified mail, return receipt requested.
11.Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including any written offer of employment.
12.Withholding of Taxes.  The Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
13.No Assignment.  Employee's right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section 13, the Bank and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
14.Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors, and assigns.
15.Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Parties.
17.Acknowledgement.  Employee hereby represents that from and after the Effective Date the performance of Employee's duties hereunder will not breach any other agreement to which Employee is a party.  Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Bank other than those contained in writing herein, and has entered into this Agreement freely based on Employee's own judgment.
17.No Inconsistent Obligations. Employee represents and warrants that she is aware of no obligations legal or otherwise that are inconsistent with the terms of this Agreement or with her employment by the Bank. Employee will not disclose to the Bank, or use, or induce the Bank to use, any proprietary information or trade secrets of others. Employee represents and warrants that she has returned all proprietary and confidential information belonging to all prior employers.
18.Code Section 409A.  To the extent any provision of this Agreement or action by the Bank would subject Employee to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Bank.  It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent.  Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a "separation from service" within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by the Bank to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement.  This Section 18 shall not be construed as a guarantee of any particular tax effect for Employee's benefits under this Agreement and the Bank does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(a)            Notwithstanding any provision of this Agreement to the contrary, if Employee is determined to be a Specified Employee as of the date of termination, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the date of termination (or, if earlier, as of Employee's death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the date of termination shall be paid to Employee in accordance with the payment schedule established herein.

19.Construction.
(a)            In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until," and "ending on" (and the like) mean "to, and including"; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Bank; (v) the words "include," "includes," and "including" (and the like) mean "include, without limitation," "includes, without limitation," and "including, without limitation," (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words "hereof," "herein," "hereto," "hereby," "hereunder," (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(b)            If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
(c)            The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.
(d)            Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
(e)            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

20.Definitions.  As used in this Agreement, the terms defined in this Section 20 have the meanings set forth below.
(a)             "Affiliate" means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Bank, where "control" means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.
(b)            "Agreement" means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.
(c)            "Annual Base Salary" has the meaning set forth in Section 0.
(d)            "Bank" means Los Alamos National Bank, a national chartered bank with its main office located in Los Alamos, New Mexico.
(e)            "Bank Board" means the Board of Directors of the Bank.
(f)             "Business Entity" means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.
(g)             "Code" means the Internal Revenue Code of 1986.
(h)             "Bank Proprietary and Intellectual Property" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Bank or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.
(i)            "Bank Work Product" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Employee in the course of Employee's employment with the Bank or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.  Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Bank Work Product shall not include (i) any inventions independently developed by Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Employee prior to Employee's exposure to any Confidential Information.
(j)             "Competitor" means a bank, savings bank, savings and loan association, credit union, or similar financial institution.
(k)            "Confidential Information" means confidential or proprietary non-public information concerning the Bank or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(l)            "FDIA" means the Federal Deposit Insurance Act.
(m)            "FDIC" means the Federal Deposit Insurance Corporation.
(n)            "Termination for Cause" means a termination of Employee's employment by the Company as a result of any of the following (in each case as determined by the Board):
(i)
Employee's willful and continuing failure to perform Employee's obligations hereunder, which failure is not remedied within 10 business days after receipt of written notice of such failure from the Company;

(ii)	Employee's conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;
(iii)	Employee's breach of fiduciary responsibility;
(iv)	An act of dishonesty by Employee that is materially injurious to the Company or an Affiliate;
(v)	Employee's engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;
(vi)	Employee's removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;
(vii)	A material breach by Employee of this Agreement;
(viii)	An act or omission by Employee that leads to a material harm (financial or reputational) to the Company or an Affiliate; or
(ix)	A material breach by Employee of Company policies as may be in effect from time to time.
Further, with respect to subsections (i), (vii), (viii), and (ix), Employee shall be entitled to at least ten (10) days' prior written notice of the Company's intention to terminate Employee's employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Employee shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Board Employee's position regarding any dispute relating to the existence of any grounds for Termination for Cause.
Further, all rights Employee has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee, or (B) any negotiations between the Board or its designee and Employee regarding any actual or alleged act or omission by Employee of the type that would warrant a Termination for Cause.
(o)"Minimum Benefits" means, as applicable, the following:
(x)	Employee's earned but unpaid Annual Base Salary for the period ending on the date of termination;
(xi)
Employee's earned but unpaid bonus, if any, for any completed fiscal year preceding the date of termination; provided, however, that Employee shall not be entitled to any bonus in the event of a Termination for Cause;

(xii)
Employee's accrued but unpaid vacation pay for the period ending on the date of termination payable in accordance with and subject to the Bank's paid time off programs and policies as may be in effect from time to time;

(xiii)
Employee's unreimbursed business expenses through and including the date of termination, provided that all required submissions for expense reimbursement are made in accordance with the Bank's expense reimbursement policy and within 15 days following the date of termination.

(p) "Online Medium" means any website, domain, social network account or identity, blog, feed, email address, email distribution list, or other Internet account or presence (including Instagram, Tumblr, Facebook, Twitter, and Flicker) that incorporates, exploits, utilizes, displays, or otherwise makes use of any of the Bank Proprietary and Intellectual Property, Bank Work Product, or Confidential Information.
(q)            "Parties" means the Bank and Employee.
(r)             "Promotional Work" means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.
(s)             "Restrictive Covenant" has the meaning set forth in Section 5.
(t)             "Severance Restrictions" means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Bank or any Affiliate to seek or demand repayment or return of any payments made to Employee for any reason, including the Bank, an Affiliate or their successors later obtaining information indicating that Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4). Additionally, the obligation to make payment of the Severance Amount as provided herein is conditioned upon (i) the Bank obtaining any necessary approvals from each of their primary federal regulators (including, where applicable, FDIC concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359.

20.            Survival.  The provisions of Section 5 shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.
LOS ALAMOS NATIONAL BANK
By: /s/ John S. Gulas
Print Name: John S. Gulas
Title: Chief Executive Officer
ANNE KAIN
/s/ Anne Kain